AGREEMENT


THIS AGREEMENT is made this _________ day of September, 2001, by and between ______________________, hereinafter referred to as "Employee," and NORFOLK SOUTHERN CORPORATION, hereinafter referred to as "NS."

WITNESSETH:

WHEREAS, Employee has highly specialized skills which are valuable to NS;

WHEREAS, NS and its Board of Directors are willing, in consideration of Employee entering into this Agreement and fulfilling its terms, to provide an enhanced pension benefit to Employee;

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Term: Employee agrees to perform services for NS, if desired by NS, for not less than two (2) consecutive years, commencing on October 1, 2001, ("Commencement Date") and ending on September 30, 2003 ("Termination Date").

2. Pension Enhancement: NS' Board of Directors has directed NS to provide an enhanced pension benefit "Pension Enhancement" to Employee upon satisfactory completion of this Agreement. The Pension Enhancement shall be in addition to the retirement benefits Employee may be entitled to under the Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies ("Retirement Plan") and the Supplemental Benefit Plan of Norfolk Southern Corporation and Participating Subsidiary Companies ("Supplemental Plan") ( together, "Retirement Plans"), and this additional benefit shall be provided under Article IV,
      Section 2 of the Supplemental Plan. The Pension Enhancement shall equal the excess of:

      (a) the monthly benefit under Article VI of the Retirement Plan and under Article IV, Section 1 of the Supplemental Plan if such benefit had been computed (i) by including an additional three years of Creditable Service and
             (ii) by determining Average Final Compensation on the basis of the average monthly Compensation paid to the Member during any three Compensation Years out of the 120 months of Creditable Service ending with the last month in which the Member was employed in a Nonagreement Position which will produce the highest average monthly compensation; over

      (b)    the monthly benefit actually payable under the Retirement
             Plans.

      For the purposes of this section of the Agreement, capitalized terms shall be as defined in the Retirement Plans and "Compensation Year" shall mean any twelve consecutive month period of Creditable Service ending on the last day of the same month as the last month in which the Member was employed in a Nonagreement Position.

3. Employee's Responsibility: Employee agrees to perform services for NS, if desired by NS, for the term of this Agreement. Should Employee separate from employment with NS, retire under the Retirement Plans or any other retirement plan sponsored by NS, or be involuntarily terminated from employment for reasons determined by NS' Board of Directors, in its sole discretion, to be within Employee's control, during the term of this Agreement and prior to the Termination Date, Employee will forfeit all rights and claims to the Pension Enhancement.

      In the event Employee (i) dies; (ii) is determined to be disabled under the terms of the Long-Term Disability Plan; or (iii) is involuntarily terminated by NS for reasons determined by NS' Board of Directors, in its sole discretion, to be outside Employee's control (e.g., job abolishment), Employee will remain entitled to the full amount of the Pension Enhancement.

4. At-Will Employment: It is understood that Employee remains an at-will employee, and this Agreement is not intended to create a contract for, or right to, employment for any term whatsoever. NS specifically reserves the right to discontinue Employee's employment at any time and for any reason. Likewise, this Agreement is not intended to address the terms and conditions of Employee's employment, such as salary and benefits, which will be determined by NS and its Board of Directors as it would for any other officer and at-will employee.

5. Governing Law: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

6. Amendments and Termination: This Agreement may be amended, supplemented and terminated only by a written instrument duly executed by all of the Parties.

7. Waiver: The failure of either Party to insist upon strict performance of any of the terms and conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

8. Severability: If any provisions of this Agreement are held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances, by deemed modified to the extent necessary to render enforceable the provisions hereof.

9. Entire Agreement: This Agreement constitutes the entire understanding among the Parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter.

10. Effective Date: This Agreement will become effective upon its execution by both Parties.


IN WITNESS WHEREOF, this Agreement is executed and delivered on behalf of NS by one or more officers of NS thereunto duly authorized, as of the day and year first above written, and Employee has indicated his acceptance of and intent to be bound by this Agreement in the space provided below.

                              ACCEPTED:



                              By
                                -------------------------------
                                Employee


                              NORFOLK SOUTHERN CORPORATION



                              By
                                -------------------------------
                                James A. Hixon
                                Senior Vice President Administration